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                                                        Exhibit G




                  BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

                             SHAREHOLDERS AGREEMENT
                             ----------------------

         THIS AGREEMENT is made as of November 12, 1996, by and among BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC., a Colorado corporation (the "Company"), DIVERSIFIED OPPORTUNITIES GROUP LTD., an Ohio limited liability company or its nominee as described in Section 12 (the "Investor"), and ROBERT D. GREENLEE ("Greenlee") and FRANK B. DAY ("Day"). The Investor, Greenlee and Day are sometimes collectively referred to as the "Shareholders" and individually as a "Shareholder."

                                    RECITALS

         A. Pursuant to a certain Amended and Restated Purchase Agreement dated as of even date herewith, by and between Investor and the Company (the "Purchase Agreement"), Investor is acquiring certain Shares and a Note which is convertible into certain Shares (each as defined in the Purchase Agreement) of the Company.

         B. It is a condition to closing the transactions contemplated by the Purchase Agreement that the parties enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's Board of Directors (the "Board"), (ii) assuring continuity in the management and ownership of the Company, and (iii) limiting the manner and terms by which the Shareholders' Shares may be transferred.

         C. Capitalized terms used herein are defined in Paragraph 7 hereof.

                                   AGREEMENTS
                                   ----------

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

         1. COVENANTS WITH RESPECT TO VOTING.

                  (a) From and after the Closing (as defined in the Purchase Agreement) and until the occurrence of both of the conditions described in Sections 1(a)(i) and 1(a)(ii) below, each of Greenlee and Day shall vote all of his Shareholder Shares (as defined in paragraph 7 hereof) and any other voting securities of the Company over which such Shareholder has voting control and shall take all other necessary or desirable actions within his control (whether in his capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonable, necessary or


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desirable actions within its control (including, without limitation, calling special board and shareholder meetings), to ensure that the size of the Board remains at seven (three members being nominees of the Investor) and voting for the election of Jeffrey P. Jacobs as Chief Executive Officer and Co-Chairman of the Board of Seller and to duly call or cause the Company to call a special meeting of shareholders of the Company to occur on or before January 31, 1997 (the "Special Meeting") to approve Investor's acquisition of the Shares which may be acquired upon conversion of the Note and to vote or continue to vote at the Special Meeting or otherwise, as the case may be, their Shares in favor of the following proposals, which will become effective at such time as Purchaser owns 820,000 or more Shares:

                  (i) expanding the number of directors of the Company to nine and electing (or, if already appointed by the Board, ratifying the appointment of five directors designated by the Investor (the "Investor Directors")); and

                  (ii) adopting staggered terms for the Company's Board in accordance with Section 7-108-106 of the Colorado Business Corporation Act and, no later than the next annual meeting of Shareholders following such time as the Investor owns 820,000 or more Shares, nominating directors to the three classes as follows: Class I shall have three directors (one nominee of the Company and two nominees of the Investor, Class II shall have three nominees (two nominees of the Company and one of the Investor) and Class III shall have three nominees (two nominees of the Investor and one of the Company);

                  (iii) electing or ratifying the election of Jeffrey P. Jacobs as Chief Executive Officer and as Chairman of the Board of the Company;

                  (iv) at the request of the Investor, electing at least one of the Investor Directors to the board of directors of any of the Company's Subsidiaries (a "Sub Board"); or

                  (v) at the request of the Investor, at least one of the Investor Directors shall be a member of the Compensation Committee and, at the request of the Investor, at least one of the Investor Directors shall be a member of any other committee of the board or a Sub Board, and any other committees of the Board or a Sub Board shall be created only upon the approval of six members of the Board.

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                  (b) The removal from the Board or a Sub Board (with or without cause) of any representative designated pursuant to this Paragraph 1 by the Investor shall be at the Investor's written request, but only upon such written request and under no other circumstances.

                  (c) In the event that any representative designated hereunder by the Investor hereunder ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by the Investor as provided hereunder.

                  (d) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, any Sub Board and any committee thereof.

                  (e) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Paragraph 1, the election of an individual to such directorship shall be accomplished in accordance with the Company's bylaws and applicable law.

                  (f) Greenlee's and Day's obligation to vote their Shares as described in this Paragraph 1 constitutes a voting agreement created under
Section 7-107-302 of the Colorado Business Corporation Act.

         2. IRREVOCABLE PROXY. IN ORDER TO SECURE EACH OF GREENLEE'S AND DAY'S OBLIGATION TO VOTE HIS SHAREHOLDER SHARES AND OTHER VOTING SECURITIES OF THE COMPANY IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH 1 HEREOF, EACH OF GREENLEE AND DAY HEREBY APPOINTS THE INVESTOR AS HIS TRUE AND LAWFUL PROXY AND ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL OF HIS SHAREHOLDER SHARES AND OTHER VOTING SECURITIES OF THE COMPANY FOR THE ELECTION AND/OR REMOVAL OF DIRECTORS AND ALL SUCH OTHER MATTERS AS EXPRESSLY PROVIDED FOR IN PARAGRAPH 1. THE INVESTOR MAY EXERCISE THE IRREVOCABLE PROXY GRANTED TO HIM/IT HEREUNDER AT ANY TIME GREENLEE OR DAY FAILS TO COMPLY WITH THE PROVISIONS OF THIS AGREEMENT. THE PROXIES AND POWERS GRANTED BY GREENLEE AND DAY PURSUANT TO THIS PARAGRAPH 2 ARE COUPLED WITH AN INTEREST AND ARE GIVEN TO SECURE THE PERFORMANCE OF THEIR RESPECTIVE OBLIGATIONS TO THE INVESTOR UNDER THIS AGREEMENT. SUCH PROXIES AND POWERS SHALL BE IRREVOCABLE-FOR THE TERM SET FORTH IN PARAGRAPH 1 OF THIS AGREEMENT AND SHALL SURVIVE THE DEATH, INCOMPETENCY, DISABILITY OR BANKRUPTCY OF GREENLEE OR DAY AND THE SUBSEQUENT HOLDERS OF THEIR SHAREHOLDER SHARES.

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         3. REPRESENTATIONS AND WARRANTIES OF GREENLEE AND DAY

                  Each of Greenlee and Day represents and warrants that (i) each is the record owner of the number of Shareholder Shares set forth opposite his name on Schedule A attached hereto, and (ii) such Shareholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Shareholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

         4. RESTRICTIONS ON TRANSFER OF SHAREHOLDER SHARES.

                  (a) TRANSFER OF SHAREHOLDER SHARES. No Shareholder shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Shareholder Shares (a "Transfer"), except pursuant to the provisions of this Paragraph 4; provided however that any Shareholder may, without restriction and without notice to any other Shareholder, transfer Shareholder Shares by INTER VIVOS gift or testamentary disposition to a transferring Shareholder's spouse or lineal descendants or to a trust for the benefit of such persons, to a family partnership consisting of the Shareholder and/or such persons if the designated transferee, heir, trust or partnership, upon transfer of record ownership of such Shares, agrees to be bound by the terms and provisions of this Agreement.

                  (b) FIRST OFFER RIGHT. Subject to Paragraph 4(c), below, at least 30 days prior to making any Transfer of any Shareholder Shares (the "Election Period"), the transferring Shareholder (the "Transferring Shareholder") shall deliver a written notice (an "Offer Notice") to the Company and the other Shareholders (the "Other Shareholders"). The Offer Notice shall disclose in reasonable detail the proposed number of Shareholder Shares to be transferred, the proposed terms and conditions of the Transfer and the identity of the prospective transferee(s) (if known). Each Other Shareholder may elect to purchase all (but not less than all) of his Pro Rata Share (as defined below) of the Shareholder Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Shareholder as soon as practical but in any event within 20 days after delivery of the Offer Notice. Any Shareholder Shares not elected to be purchased by the end of such 20-day period shall be reoffered for the ten-day period prior to the expiration of the Election Period by the Transferring Shareholder on a pro rata basis to the Other Shareholders who have elected to purchase their Pro Rata Share and, if there are any such Shareholder Shares remaining after such allocation, the Company shall have the right to purchase such remaining Shareholder Shares. If the Other Shareholders and/or the Company have elected to purchase Shareholder Shares from the Transferring Shareholder, the transfer of such shares shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Shareholder, but in any event within 15 days after the expiration of the Election Period. To the extent that the Company and the Other Shareholders have not

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elected to purchase all of the Shareholder Shares being offered, the
Transferring Shareholder may, within 90 days after the expiration of the Election Period, transfer such Shareholder Shares to one or more third parties at a price no less than the price per share specified in the Offer Notice and on other terms no more favorable to the transferees thereof than offered to the Company and the Other Shareholders in the Offer Notice. Any Shareholder Shares not transferred within such 90-day period shall be reoffered to the Other Shareholders under this Paragraph 4 prior to any subsequent Transfer. The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the transaction or in installments over time, and no Shareholder Shares may be pledged except on terms and conditions satisfactory to the Investor. Each Shareholder's "Pro Rata Share" shall be based upon such Shareholder's proportionate ownership of all Shareholder Shares owned by Shareholders other than the Transferring Shareholder.

                  (c) EXCEPTION FOR MARKET TRANSACTIONS. Should a Transferring Shareholder wish to sell Shareholder Shares in a bona-fide open market transaction, pursuant to Rule 144 adopted under the Securities Act of 1933 or otherwise, such Shareholder, at least 48 hours prior to entering a sell or limit order with respect to such shares, shall so advise the Company and the Other Shareholders who shall have a period of 48 hours to elect to purchase their Pro Rata Share of such shares at the price which could have been obtained upon execution of the order on the open market during such 48 hour period. If the Other Shareholders and/or the Company have elected to purchase Shareholder Shares from the Transferring Shareholder, the transfer of such Shares shall be consummated with three days after the Company and/or any Shareholder elects to purchase Shareholder Shares under this Paragraph 4(c). To the extent that the Company and the Other Shareholders have not elected to purchase all of the Shareholder Shares being offered pursuant to this Paragraph 4(c), the Transferring Shareholder may transfer such Shares in such open market transaction or as otherwise described above. Any Shareholder Shares not so transferred shall be reoffered to the Other Shareholders under this Paragraph 4 prior to any subsequent Transfer.

         5. LEGEND.

                  (a) Each certificate evidencing Shareholder Shares and each certificate issued in exchange for or upon the transfer of any Shareholder Shares covered hereby shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  The transfer of the securities represented by this certificate is subject to the conditions specified in the Shareholders Agreement, dated as of November 12, 1996 and as amended and modified from time to time, between the issuer (the "Company") and certain stockholders, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer.

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The Company shall imprint such legend on certificates evidencing Shareholder
Shares outstanding as of the date hereof.

         6. TRANSFER. Prior to transferring any Shareholder Shares to any Person, the Transferring Shareholder shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the Other Shareholders a counterpart of this Agreement.

         7. DEFINITIONS.

         "Affiliate" of a Person means any other Person controlling, controlled by or under common control with such first Person.

         "Board" has the meaning set forth in the preamble.

         "Closing" has the meaning set forth in the Purchase Agreement.

         "Common Stock" means the Company's common shares, $.001 par value.

         "Company" has the meaning set forth in the preamble.

         "Investor" has the meaning set forth in the preamble.

         "Investor Directors" has the meaning set forth in Paragraph 1(a).

         "Note" has the meaning set forth in the Purchase Agreement.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Purchase Agreement" has the meaning set forth in the preamble.

         "Shareholder Shares" means (i) any Common Stock purchased or otherwise acquired by any Shareholder, and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

         "Shareholders" has the meaning set forth in the preamble.

         "Sub Board" has the meaning set forth in Paragraph l(a)(v).

                                       -6-


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         "Subsidiary" means, with respect to any Person, any corporation limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

         "Transfer" has the meaning set forth in Paragraph 4.

         8. TRANSFERS IN VIOLATION OF AGREEMENT. Any Transfer or attempted Transfer of any Shareholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Shareholder Shares as the owner of such shares for any purpose.

         9. AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Shareholders unless such modification, amendment or waiver is approved in writing by the parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         10. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         11. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior

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understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         12. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and may not be assigned; provided, however, subject to any required approval of the Division, the Commission (both as defined in the Purchase Agreement) and the state and local liquor licensing authorities, the Investor may assign its rights and obligations hereunder, in whole or in part, to one or more corporations, limited liability companies, partnerships, trusts or other entities which are under common control with, or controlled through equity and/or voting control by the Investor or Jeffrey P. Jacobs; it being acknowledged that (i) any entity managed by Jacobs Entertainment Ltd. and/or Jeffrey P. Jacobs, (ii) any entity in which either Jacobs Entertainment Ltd. or Jeffrey P. Jacobs is one of the trustees and/or one of the beneficiaries or
(iii) any entity in which either Jacobs Entertainment Ltd. or Jeffrey P. Jacobs beneficially owns 15% or more of the outstanding equity securities constitutes common control.

         13. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

         14. REMEDIES. The Company and the Shareholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and the Shareholders may in their discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

         15. NOTICES. Except for notices given in accordance with Section 4(c), which shall be deemed given only upon receipt by the Company and the Other Shareholders, all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or sent by telecopier. Such notices, demands and other communications shall be sent to the Company, the Investor, Greenlee and Day at the addresses indicated below:

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                  Notices to the Investor:
                  ------------------------

                           Diversified Opportunities Group Ltd.
                           c/o Jacobs Entertainment Ltd.
                           425 Lakeside Avenue
                           Cleveland, OH 44114
                           Attention: Jeffrey P. Jacobs
                           Fax No.: (216) 861-6315

                  with a copy (which shall not constitute notice) to:
                  ---------------------------------------------------

                           Hahn Loeser Parks
                           3300 BP America Building
                           200 Public Square
                           Cleveland, OH 44114-2301
                           Attention:  Stephen P. Owendoff, Esq.
                           Fax No.: (216) 241-2824

                  Notices to the Company:
                  -----------------------

                           Black Hawk Gaming & Development Company, Inc. 2060 Broadway, Suite 400
                           Boulder, Colorado 80302
                           Attention:  Stephen R. Roark, President
                           Fax No.: (303) 444-7968

                  with a copy (shall not constitute notice) to:
                  ---------------------------------------------

                           Jones & Keller P.C.
                           1625 Broadway, Suite 1600
                           Denver, Colorado 80202
                           Attention:  Samuel E. Wing, Esq.
                           Fax No.: (303) 893-6506

                  Notices to Greenlee:
                  --------------------

                           Robert D. Greenlee
                           c/o Black Hawk Gaming & Development Company, Inc. 2060 Broadway, Suite 400
                           Boulder, Colorado 80302
                           Fax No.: (303) 444-7968

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                  Notices to Day:
                  ---------------

                           Frank B. Day
                           c/o Rock Bottom Restaurants, Inc.
                           1050 Walnut Street, Suite 402
                           Boulder, Colorado  80302
                           Fax No.: (303) 417-4199

         16. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF COLORADO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO.

         17. BUSINESS DAYS. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of Colorado, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

         18. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                        DIVERSIFIED OPPORTUNITIES
                                        GROUP LTD.

                                        By: JACOBS ENTERTAINMENT LTD.,
                                        its manager

                                        By /s/ David C. Grunenwald
                                          --------------------------------
                                        Its Vice President
                                            --------------

                                        BLACK HAWK GAMING &
                                        DEVELOPMENT COMPANY, INC.

                                        By /s/ Robert D. Greenlee
                                          --------------------------------
                                        Its Chief Executive Officer
                                            -----------------------

                                        /s/ Robert D. Greenlee
                                        ----------------------------------
                                        ROBERT D. GREENLEE

                                        /s/ Frank B. Day
                                        ----------------------------------
                                        FRANK B. DAY


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